EXHIBIT 21


                           Subsidiaries of the Company

                                                  Jurisdiction of
Name                                               Incorporation
Lawson Products, Inc.                             New Jersey
Lawson Products, Inc.                             Texas
Lawson Products, Inc.                             Georgia
Lawson Products, Inc.                             Nevada
Lawson Products, Inc. (Ontario)                   Ontario, Canada
Lawson Products Limited                           England
LPI Holdings, Inc.                                Illinois
Lawson Products de
  Mexico S.A. de C.V.                             Mexico
Drummond American Corporation                     Illinois
Cronatron Welding Systems, Inc.                   North Carolina

Assembly Component Systems, Inc.                  Illinois
Automatic Screw Machine
  Products Company, Inc.*                         Alabama






*subsidiary of Assembly Component Systems, Inc.